LEGAL 101 Rev. 3
Global Policy	STOCK TRADING POLICY
Level 1 Non-QMS Document	Effective Date:	26 APR 2023

Exhibit 19

PURPOSE

Securities laws prohibit individuals from trading in the securities of a company while they are aware of material information about that company that is not generally known or available to the public. Such trading is often referred to as “insider trading.” The purpose of this Stock Trading Policy is to prevent insider trading or allegations of insider trading, and to preserve the reputation and integrity of Zimmer Biomet and persons affiliated with it.

scope

The following are “Covered Persons” subject to this Policy:

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all directors, officers and employees of Zimmer Biomet and its subsidiaries (“Zimmer Biomet Personnel”), as well as members of their immediate families and others living in the same household;
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all consultants and advisors to Zimmer Biomet and its subsidiaries whose work for Zimmer Biomet brings them into contact with material nonpublic information; and
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any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Zimmer Biomet securities are directed by any person covered by either of the two preceding bullet points or are subject to that person’s influence or control.

What Is “Material” Information?

“Material” information is information that a reasonable investor would consider important in determining whether to buy, sell or hold a security. Any information, whether positive or negative, that could reasonably be expected to affect the price of a security is likely to be considered material. Examples of information that will frequently be regarded as material include: earnings results or projections; increases or decreases in sales or margins; receipt or loss of a significant contract, customer or supplier; major events regarding a company’s securities, including changes in dividend policies, the declaration of a stock split, or an offering of additional securities; mergers, joint ventures, acquisitions, dispositions, tender offers, acquisitions or sales of a business unit or segment, or other significant changes in assets; changes in senior management or other major personnel changes; development of significant new products; and the initiation or termination of regulatory or legal proceedings.

What Is “Nonpublic” Information?

Information should be considered nonpublic if it has not been disseminated in a manner making it available to investors generally, such as disclosure in the Company’s filings with the SEC or inclusion in a press release. Once information is publicly disclosed, it is still necessary to afford investors a reasonable period of time to react to the information. Generally, you should not engage in any transactions until the second business day after the information has been publicly released. For example, if an announcement is made on a Monday, Wednesday would generally be the first day on which you could trade.

All Copies (electronic or printed) are uncontrolled. Users must verify the revision of uncontrolled copies in EtQ Reliance before use.

COMP-FT 800.002, Eff. Date: April 26 2023 Public Page 1 of 8

LEGAL 101 Rev. 3
Global Policy	STOCK TRADING POLICY
Level 1 Non-QMS Document	Effective Date:	26 APR 2023

Definitions

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Company – Zimmer Biomet Holdings, Inc. and its subsidiaries
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ESPP – Employee Stock Purchase Plan
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NYSE – New York Stock Exchange
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Policy – this Stock Trading Policy
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RSU – Restricted Stock Unit (either time-based or performance-based)
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SEC – United States Securities and Exchange Commission
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you – a Covered Person (including your family members, others living in your home and any entities that you influence or control)
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Zimmer Biomet – Zimmer Biomet Holdings, Inc. and its subsidiaries

STATEMENT OF POLICY

Insider trading involves trading at any time when the person making the purchase or sale is aware of material nonpublic information regarding the company whose securities are being traded. If you have a doubt or question about whether you are aware of or in possession of material nonpublic information concerning the Company or another company, you should contact the Associate General Counsel and Assistant Secretary or General Counsel.

1. NO TRADING ON MATERIAL NONPUBLIC INFORMATION

1.1 Zimmer Biomet Securities. If you are a Covered Person, you must not purchase or sell any Zimmer Biomet securities, or otherwise advise or assist any third-party trading Zimmer Biomet securities, while you are aware of material nonpublic information regarding Zimmer Biomet.

1.2 Other Companies’ Securities. If you are a Covered Person and you obtain material nonpublic information about any other publicly-held company as a result of your work on behalf of Zimmer Biomet, you must not trade in that company’s securities.

2. NO DISCLOSURE TO OTHERS WHO MIGHT TRADE

2.1 If you are a Covered Person, you must not communicate material nonpublic information to any person who does not need that information for a legitimate business purpose, or recommend to anyone the purchase or sale of securities when you are aware of material nonpublic information about the company involved. This includes communications through social media.

2.2 This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not actually trade and did not benefit from another’s trading. The penalties described below can apply even if you

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LEGAL 101 Rev. 3
Global Policy	STOCK TRADING POLICY
Level 1 Non-QMS Document	Effective Date:	26 APR 2023

derive no benefit from another’s transactions. The SEC has imposed large financial penalties on tippers even though they did not profit from their tippees’ trading.

3. PROTECT MATERIAL NONPUBLIC INFORMATION

3.1 In order to reduce the possibility that material nonpublic information will be inadvertently disclosed:

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You must treat material nonpublic information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for a legitimate business purpose.

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You should refrain from discussing material nonpublic information relating to Zimmer Biomet or any public company in public places where such discussions can be overheard.

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If you become aware of any unauthorized disclosure of material nonpublic information, whether inadvertent or otherwise, you should report such disclosure immediately to Associate General Counsel and Assistant Secretary or General Counsel.

4. SPECIFIC MATERIAL DEVELOPMENTS

From time to time, material developments known only to a limited number of Zimmer Biomet Personnel may occur and cause Zimmer Biomet to impose on an appropriate group of Zimmer Biomet Personnel additional restrictions on trading. You will be notified if you become part of such a group, and you should not disclose to others the fact that you have been so notified or that additional restrictions on your trading have been imposed.

5. COVERED TRANSACTIONS

5.1 The securities trading that this Policy covers includes purchases and sales of common stock, options to acquire common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, and purchases and sales of derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. Trading covered by this Policy may include transactions as follows:

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Stock Option Exercises. The Policy’s trading restrictions do not apply to the purchase of Company stock through the exercise of stock options granted by the Company. Specifically:
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Exercise and Hold (i.e., pay cash to exercise your shares): Because this transaction involves paying cash to exercise your shares, trading restrictions do not apply to the option exercise.
o
Exercise and Sell-to-Cover (i.e., only sell enough shares to pay your exercise cost): Because this transaction involves selling a portion of your shares to pay the exercise price, trading restrictions apply.

All Copies (electronic or printed) are uncontrolled. Users must verify the revision of uncontrolled copies in EtQ Reliance before use.

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LEGAL 101 Rev. 3
Global Policy	STOCK TRADING POLICY
Level 1 Non-QMS Document	Effective Date:	26 APR 2023

o
Exercise and Sell (i.e., converting all options into cash): Because this transaction involves selling all of the shares you acquire, trading restrictions apply.

Regardless of the form of exercise, trading restrictions do apply to any subsequent sale of Company stock you acquire through an option exercise.

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Restricted Stock/Unit and Performance Stock/Unit Awards. The Policy’s trading restrictions do not apply to the vesting of restricted stock/units or performance stock/units, or to the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements. The trading restrictions do apply to any market sales of shares.

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Employee Stock Purchase Plan Purchases. The Policy’s trading restrictions do not apply to the purchase of the Company’s stock through any ESPP the Company may maintain from time to time (but the Policy’s trading restrictions do apply to any election to participate in the ESPP, any election to change the level of participation in the ESPP and the sale of any shares acquired under the ESPP).

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Certain Gifts. The Policy’s trading restrictions do not apply to a bona fide gift of Company stock so long as either (i) the recipient of the gift is subject to the same trading restrictions under this Policy as are applicable to you, or (ii) you otherwise have no reason to believe that the recipient intends to sell the securities immediately or during a period when you would not be permitted to trade pursuant to the terms of this Policy.

6. TRANSACTIONS UNDER RULE 10B5-1 PLANS

Transactions in Zimmer Biomet securities that are executed pursuant to a pre-established 10b5-1 plan are not subject to prohibition on trading on the basis of material nonpublic information or the restrictions in the attached Addendum relating to the pre-clearance approval process or window periods. All Rule 10b5-1 plans and any modifications thereto must be pre-cleared in writing in advance by Associate General Counsel and Assistant Secretary or General Counsel.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into (or modified) in good faith, not as part of a plan or scheme to evade the prohibitions of the insider trading rules and during a time when you are not aware of material nonpublic information.

Once the plan is adopted, you must not exercise any influence over the securities subject to the plan, including the amount of securities to be traded, the price at which they are traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of the transactions in advance or delegate discretion on those matters to an independent party. The plan must also provide for a cooling-off period for at least the minimum period required under, and must comply with all other applicable provisions of, Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended.

All Copies (electronic or printed) are uncontrolled. Users must verify the revision of uncontrolled copies in EtQ Reliance before use.

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LEGAL 101 Rev. 3
Global Policy	STOCK TRADING POLICY
Level 1 Non-QMS Document	Effective Date:	26 APR 2023

7. PENALTIES FOR NON-COMPLIANCE

It is important that you understand the consequences of illegal insider trading, which can be severe. Both the SEC and the NYSE investigate and are very effective at detecting insider trading. Cases have been successfully prosecuted against trading by employees at all levels of an organization, trading through U.S. and foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Under federal securities laws, individuals who engage in insider trading or “tipping” information to others can be liable for substantial criminal and civil penalties, including (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million and (3) civil penalties of up to three times the profits gained or losses avoided.

Zimmer Biomet as an employer could also be liable for civil fines of up to the greater of (1) three times the profit gained or loss avoided and (2) $1 million, and criminal fines of up to $25 million, as a consequence of an employee’s insider trading or tipping, and individual controlling persons (members of Zimmer Biomet’s Board of Directors, Company officers and other supervisory personnel) could also be liable for civil penalties as a result of such transactions.

Failure to comply with this Policy or Zimmer Biomet’s Code of Business Conduct and Ethics may also subject employees to Company-imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law.

8. ADDITIONAL RESTRICTIONS ON CORPORATE INSIDERS

The following individuals (the “Corporate Insiders”) are subject to additional restrictions on trading Zimmer Biomet securities as set out in the attached Addendum:

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all members of Zimmer Biomet’s Board of Directors;
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all employees level Z08 and above; and
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other employees designated as Corporate Insiders by a member of Zimmer Biomet’s executive management.

9. Reporting Violations

Team members are required to report any known or suspected violations of Zimmer Biomet’s policies and procedures, applicable laws, regulations, or industry codes. Team members may report such violations directly to their managers, supervisors, HR, Compliance or through Zimmer Biomet’s Speak Up Hotline, which may be accessed from The Circle or from zimmerbiomet.com. The Speak Up Hotline is operated by an independent company, not by Zimmer Biomet. Reports and reporter identities will be treated as confidentially as possible, consistent with our commitment to investigate such reports and any legal requirements. Team members may choose to make reports anonymously, where permitted by law. Failure to report a potential compliance issue can result in disciplinary actions, up to and including

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LEGAL 101 Rev. 3
Global Policy	STOCK TRADING POLICY
Level 1 Non-QMS Document	Effective Date:	26 APR 2023

termination of employment. Zimmer Biomet prohibits retaliation against team members who make a good faith report of a known or suspected compliance or legal issue.

10. Auditing and Monitoring

This Policy and any related supporting documents are subject to auditing and monitoring.

11. Record keeping

This Policy will be kept in accordance with Zimmer Biomet’s document retention requirements and filed within the appropriate document control system.

All Copies (electronic or printed) are uncontrolled. Users must verify the revision of uncontrolled copies in EtQ Reliance before use.

COMP-FT 800.002, Eff. Date: April 26 2023 Public Page 6 of 8

LEGAL 101 Rev. 3
Global Policy	STOCK TRADING POLICY
Level 1 Non-QMS Document	Effective Date:	26 APR 2023

ADDENDUM TO STOCK TRADING POLICY

Additional Requirements and Responsibilities for Corporate Insiders

PURPOSE

This Addendum supplements the Company’s Stock Trading Policy and applies to Corporate Insiders, as defined below. Corporate Insiders are subject to both the requirements of the Stock Trading Policy as well as to additional procedures and requirements described below to help prevent inadvertent violations of federal securities laws, to avoid even the appearance of impermissible insider trading, and to facilitate their compliance with certain legal requirements not applicable to Zimmer Biomet Personnel generally.

PERSONS COVERED

The following are “Corporate Insiders”:

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all members of Zimmer Biomet’s Board of Directors;
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all employees level Z08 and above; and
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other employees designated as Corporate Insiders by a member of Zimmer Biomet’s executive management.

If you are covered by either of the above categories, then this Addendum also applies to the same extent to your immediate family members and other individuals living in your household (“Family Members”), and to any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Company securities are directed by you or your Family Members or are subject to the influence or control of you or your Family Members. Also, you are responsible for informing all Family Members and such related parties of the requirements of this Addendum.

Policy

A. Pre-Clearance of Stock Transactions

You must obtain prior clearance from the Global Equity Plan Manager, Associate General Counsel and Assistant Secretary or General Counsel before engaging in any transaction in Zimmer Biomet securities, including purchases, sales (including sales of stock acquired through the ESPP or through the vesting of stock options or RSUs), stock option exercises, gifts or other transactions in Zimmer Biomet securities. You will be advised whether you should refrain from proceeding with the transaction based on information then available to the authorized officers or because the Company is in a blackout period as discussed below. If clearance is denied, you must keep the fact of such denial confidential. Regardless of whether clearance is obtained, if you are aware of any material nonpublic information concerning the Company, you should refrain from trading.

B. Ban on Trading During Blackout Periods

A company’s quarterly earnings are almost always viewed as material to investors. Accordingly, this Policy prohibits all Corporate Insiders from trading in Zimmer Biomet securities during the period commencing on the fifteenth (15th) day of the third month of each calendar quarter (March 15, June

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LEGAL 101 Rev. 3
Global Policy	STOCK TRADING POLICY
Level 1 Non-QMS Document	Effective Date:	26 APR 2023

15, September 15 and December 15) until the second business day after the quarterly earnings release. This is generally known as the “quarterly blackout period.”

Zimmer Biomet may also, from time to time, restrict certain individuals or groups of individuals from trading in Zimmer Biomet securities based on material nonpublic corporate developments. Individuals subject to these event-specific blackout periods will be notified that they should not trade in Zimmer Biomet securities. The existence of an event-specific blackout period will not be announced to the Company as a whole and should not be communicated to any other person.

C. Ban on Hedging Transactions

In order to align your interests with those of other Zimmer Biomet shareholders, you are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Zimmer Biomet securities that you hold, directly or indirectly, whether or not such Zimmer Biomet securities were acquired as part of your compensation. This restriction does not preclude you from engaging in general portfolio diversification or investing in broad-based index funds.

D. Ban on Short Sales

Short sales of Zimmer Biomet securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Zimmer Biomet’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Zimmer Biomet’s performance. For these reasons, you are prohibited from engaging in short sales of Zimmer Biomet securities.

E. Ban on Pledging and Margin Accounts

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the account holder’s consent if the account holder fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the account holder or borrower is aware of material nonpublic information or otherwise is not permitted to trade in Zimmer Biomet securities, you are prohibited from holding Zimmer Biomet securities in a margin account or otherwise pledging Zimmer Biomet securities as collateral for a loan.

F. Transactions Following Termination of Service with Zimmer Biomet

If you are in possession of material nonpublic information regarding Zimmer Biomet when your service terminates, you may not trade in Zimmer Biomet securities until that information has become public or is no longer material. If you terminate service with Zimmer Biomet during a quarterly blackout period, you may not trade in Zimmer Biomet securities until the second business day after the later of (1) the date the quarterly earnings release is issued and (2) the date the material nonpublic information in your possession becomes public or is no longer material. You will not be subject to quarterly blackout periods that commence following termination of your service with Zimmer Biomet.

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